Exhibit 99.1

TCGX Acquisition Corp. Announces Pricing of $75,000,000 Initial Public Offering

Palo Alto, CA, August 4, 2026 – TCGX Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 7,500,000 Class A ordinary shares at a price of $10.00 per share. Unlike certain other special purpose acquisition company initial public offerings, investors in this offering will not receive warrants that would become exercisable following completion of the Company’s initial business combination. The Class A ordinary shares will be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “TCGX” beginning August 5, 2026. The offering is expected to close on August 6, 2026, subject to customary closing conditions.

The Company is a special purpose acquisition company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by TCGX Sponsor, LLC, an affiliate of TCG Crossover Management, LLC (“TCG Crossover”). While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to focus its search on the healthcare and healthcare-related industries, particularly in the life sciences and medical technology sectors.

Jefferies is acting as the sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 1,125,000 Class A ordinary shares at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, or by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission (the “SEC”) on August 4, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

TCGX Acquisition Corp.

Craig Skaling

Cskaling@tcgcrossover.com

(650) 924-9424